                                                                Exhibit 10.1




April 26, 1999

Mr. David Ledecky
5305 Elliott Road
Bethesda, MD 20816

Dear Mr. Ledecky:

This termination agreement and release ("Termination Agreement") confirms the termination without cause of your status as a director, officer and employee of and with Building One Services Corporation (the "Company"), and each of the Company's direct and indirect subsidiaries, as of May 1, 1999 (the "Termination Date") due to the re-location and re-organization of the Company's corporate offices and the accompanying elimination of the position of Executive Vice-President and Chief Administrative Officer pursuant to the "Corporate Vision" presentation made to the Company's Board of Directors by the Company's President and Chief Executive Officer, Joseph M. Ivey, on February 25, 1999. In addition, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually agree as follows:

1. Termination of Employment Agreement; Resignation as Employee, Officer and
   -------------------------------------------------------------------------
Director. Your execution of this Termination Agreement hereby confirms in
--------
writing the termination of your status as an employee and officer of the Company and any and all of its subsidiaries, and your resignation from the Board of Directors of the Company and any and all of its subsidiaries, effective as of the Termination Date. Such execution further confirms that, except as otherwise provided herein, the Employment Agreement dated as of November 25, 1997 between you and the Company (the "Employment Agreement") is terminated effective May 1, 1999, and all provisions thereof shall be null and void as of such date.

2. Payments and Benefits. In connection with your termination and resignation,
   ---------------------
you shall receive the following (subject, in each case, to (i) your compliance with the terms of this Termination Agreement, and (ii) applicable statutory deductions and withholdings):

        (a) payment in an amount equal to the difference between $2,250,000 and the gross proceeds received by you as a result of your participation in the Company's tender offer (for example, if 250,000 of your stock options are retired in accordance with the Company's tender offer and you receive gross proceeds equal to $625,000, the amount due under this provision shall be equal to $1,625,000.) Such amount shall be paid whether or not the Company's tender offer is consummated;

        (b) continued coverage under the Company's group medical, dental, life insurance, short-term disability and long-term disability plans (the "benefits plans") for a period of one year following the Termination Date or until the date such coverages are obtained by you through another employer; provided, however, that for purposes of determining any period of "COBRA" coverage thereafter, your "qualifying event" shall be deemed to have occurred on the Termination Date, and provided that in the event the Company amends any or all of its benefits plans during the one-year period, that you shall receive coverage that is at least equivalent in scope to your current coverage; and

        (c) your employee contributions and any vested employer contributions accrued under the Company's 401(k) plan in accordance with the terms thereof.

The parties agree that the payment set forth in Section 2(a) is for cancellation of the Employment Agreement and your agreements, releases, and waivers set forth herein, and not remuneration for services rendered, and that therefore the payment shall not be subject to federal employment tax withholding. You agree, however, that you shall reimburse the Company for any amount it may be required to pay in respect of such failure to withhold to the extent such amount represents taxes and interest for which you would otherwise be responsible (including your share of FICA taxes).

The parties further agree that $1,200,00 of the payment set forth in Section 2(a) shall be made no later than April 30, 1999. The remainder of the payment set forth in Section 2(a) shall be made on the earlier of (i) six business days following consummation of the company's tender offer and (ii) May 14, 1999.

3. Cessation of all Compensation and Benefits; Stock Options.
   ---------------------------------------------------------

        (a) From and after the Termination Date, and except as otherwise expressly set forth in this Termination Agreement, you will not receive payments or benefits of any kind from the Company or its subsidiaries, and you expressly acknowledge and agree that, except with respect to the payments and benefits specifically set forth in this Termination Agreement, you are not entitled to any payment or benefit whatsoever.

        (b) The stock options granted to you by the Company in November, 1997 pursuant to Section 3(g) of the Employment Agreement (which you acknowledge are the only stock options granted to you by the Company) shall be exercisable only in connection with the Company's current tender offer (the "Company's tender offer"). Pursuant to the Company's request, you hereby agree to tender your stock options to the maximum extent permitted under the Company's tender offer. Notwithstanding the relevant provisions of Section 5(d) of the Employment Agreement regarding the immediate vesting and exercisability of your stock options upon a termination without cause, you and the Company hereby agree that those stock options granted to you by the Company that are not accepted under the Company's tender offer shall expire in their entirety on the date full and final payment is made to you by the Company pursuant to Sections 2(a) above of this Termination Agreement.

4. Payment is in Consideration of Release and Other Continuing Obligations. You
   -----------------------------------------------------------------------
understand and agree that the payments provided for in Section 2 of this Termination Agreement are being provided to you in consideration for your acceptance and execution of, and in reliance upon your agreements in, this Termination Agreement, including but not limited to the release contained herein.

5. Return of Documents and Property. You shall forthwith return and deliver to
   --------------------------------
the Company (a) any and all original and duplicate copies of all files, calendars, books, records, notes, manuals, computer disks, diskettes and any other magnetic and other media materials you have in your possession or under your control belonging to the Company or its subsidiaries and (b) any and all original and duplicate documents, materials and other property (including, without limitation, computer files) containing trade secrets or other Confidential Information (as defined below) relating to the business and affairs of the Company or its subsidiaries, or other confidential or proprietary information concerning the Company or its subsidiaries and/or their customers or operations, including but not limited to information regarding any investments of the Company or its subsidiaries. You hereby represent and warrant that you have returned all Company keys, credit cards, office equipment (including cellular telephones and computer equipment) and other property belonging to the Company or any of its subsidiaries to the Company.

6. Nondisclosure of Confidential Information. You agree that you will not at any
   -----------------------------------------
time disclose or use, or authorize any other person or entity to publish, disclose or use, any secret or Confidential Information of or about the Company or its subsidiaries. For purposes hereof, the term "Confidential Information" shall include, by way of example and without limitation, matters of a technical nature, "know-how," formulas, secret processes, works of authorship, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, marketing plans and strategies, proprietary information about costs, profits, markets, sales, prices, lists of customers and suppliers of the Company and its subsidiaries, procurement and promotional information, credit and financial data concerning customers or suppliers of the Company and its subsidiaries, information relating to the management, operation and planning of the Company and its subsidiaries, and other information of a similar nature to the extent not available to the public, and plans for future development.

7. Confidentiality of this Agreement. You and the Company agree that unless a
   ---------------------------------
mutual waiver of this provision is agreed upon by the parties, the terms of this Agreement shall remain confidential except to the extent that disclosure of any of the terms of the Agreement are required to be disclosed by law or to any legal and accounting representative, or other agent or representative, of the respective parties. The Company agrees that you shall have the right to advance review, and to make reasonable comments upon, any proposed public disclosure by the Company regarding any or all terms of this Termination Agreement.

8. Non-Disparagement. You agree that you will not, directly or indirectly,
   -----------------
disparage (whether in writing or orally) the Company or the Releasees (as defined below) in any manner whatsoever at any time with respect to the Company's operations and the Releasees' respective roles in the Company's operations. The Company mutually agrees that it will not, directly or indirectly, disparage (whether in writing or orally) you in any manner whatsoever at any time with respect to your employment at the Company, your role as an officer and director of the Company, and the termination of your status as an employee, officer and director of the Company.

9. Releases
   --------

        (a) You hereby agree to accept the payment and benefits provided for in
Section 2 hereof in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company, its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their respective current and former officers, directors, shareholders, representatives, agents and employees, in their official and individual capacities, jointly and individually (the "Releasees") from, any and all agreements, promises, liabilities, claims and demands of any kind whatsoever, in law or equity, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, which you, your respective heirs, executors, administrators, successors or assigns ever had, now have or in the future may have, including any and all claims relating in any way to the Company, your ownership interest therein, or arising out of or relating to your employment, the Employment Agreement, Stock Option Grant Certificate, your compensation and benefits with the Company and/or the termination thereof, and any and all contract, tort or fraud claims, claims for defamation or other personal injury, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation and claims for costs, expenses and attorneys' fees with respect thereto, arising from the beginning of the world through the effective date of this Letter Agreement, in each case, against the Company or any of the Releasees, other than any claims with respect to the Company's breach of this Termination Agreement. However, it is agreed that you do not waive your rights for coverage or indemnification under any directors & officers policy, or pursuant to the Articles of Incorporation or bylaws of the Company for acts or omissions occurring during your employment. Furthermore, the Indemnity Agreement dated November 25, 1997 made by and between you and the Company shall survive this Termination Agreement and remain in full force and effect. The Company also hereby agrees to provide you, your executors, heirs, administrators and legal representatives, with specific, additional, full and complete indemnification with respect to any legal claims that may arise from or respecting this Termination Agreement and the maximum tender of your stock options as contemplated and agreed to in Paragraph 3(b) hereof. The indemnification provided shall be the same in form and substance, and in addition to, the indemnification provided in the Indemnity Agreement dated November 25, 1997 made by and between you and the Company.

        (b) By signing this Termination Agreement and by acceptance of the payment and benefits provided for in Section 2 above, you hereby WAIVE, RELEASE AND COVENANT NOT TO SUE the Company or the Releasees with respect to any matter relating to or arising out of any claims being released hereunder, and you agree that you will not (i) file, charge, claim, sue or cause or permit to be filed any civil action, suit or legal proceeding for any claims which are being released hereunder against the Company or the Releasees, whether in the form of a federal, state or municipal court lawsuit or administrative agency action, an arbitration proceeding or otherwise, (ii) seek reinstatement or any other monetary, equitable or personal relief of any kind from the Company or the Releasees, however that relief might be called, on the basis of any such claim, or (iii) accept any such relief (as described in subclause (ii) above) on the basis of any claims which are being released hereunder if sought by any person, organization or other entity other than you or acting for you or on your behalf. You represent and warrant as of the date hereof (i) that you have not filed any claim or demand for relief against the Company or Releasees, (ii) that there are no outstanding claims, or other claims or demands for relief within the meaning of this Section 9 and (iii) that there has been no assignment of any such claims.

        (c) By signing this Termination Agreement and in consideration for the releases granted by you in Sections 9(a) and 9(b) above, the Company, its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, representatives, agents, predecessors, successors, and assigns, jointly and individually, hereby IRREVOCABLY AND UNCONDITIONALLY WAIVE, RELEASE, REMISE, FOREVER DISCHARGE AND COVENANT NOT TO SUE you, your executors, heirs, administrators, and legal representatives with respect to any and all claims and demands of any kind whatsoever, in law or equity, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of or related to your Employment Agreement and your status and role as an employee, officer, director, agent, trustee, or representative of the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors and assigns, arising from the beginning of the world through the effective date of this Termination Agreement, other than any claims with respect to your breach of this Termination Agreement. The Company further agrees that it will not (i) file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding for any claims which are being released hereunder against you, whether in the form of a federal, state or municipal court lawsuit or administrative agency action, an arbitration proceeding or otherwise, (ii) seek reinstatement or any other monetary, equitable or personal release of any kind from you, however that relief might be called, on the basis of any such claim, or (iii) accept any such relief (as described in subclause (ii) above) on the basis of any claims which are being released hereunder if sought by any person, organization or other entity other than the Company, acting for the Company or on its behalf. The Company represents and warrants that as of the date hereof (i) it has not filed any claim or demand for relief against you, (ii) that there are no outstanding claims or demands for relief within the meaning of this Section 9(c) and (iii) that there has been no assignment of any such claims.

10. No Admission. Nothing contained in this Termination Agreement shall be
    ------------
deemed to constitute an admission or evidence of any wrongdoing or liability on the part of you or the Company or the Releasees.

11. Future Cooperation. You further agree that upon the Company's reasonable
    ------------------
request you will use reasonable efforts to assist and cooperate with the Company and the Releasees in connection with the defense or prosecution of any claim that may be made against or by the Company or the Releasees, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or the Releasees, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. In the event of the cooperation as contemplated by this
Section 11, the Company shall reimburse you for all of your reasonable costs and expenses incurred by you in providing such cooperation. The Company also agrees to reimburse you at a mutually agreed upon rate for any work the Company requests your cooperation in completing (and which you are able to and mutually agree to perform) following the execution of this Agreement.

12. Successors and Assigns. This Termination Agreement shall inure to the
    ----------------------
benefit of and shall be binding upon the parties hereto and their respective successors and assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets, and (ii) with respect to you, your executors, administrators, heirs and legal representatives.

13. Severability; Headings. In the event that any provision of this Termination
    ----------------------
Agreement shall be held by a court of proper jurisdiction to be invalid, void or voidable or otherwise unenforceable, the balance of this Letter Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an unconscionable injustice. The headings of the sections and paragraphs of this Letter Agreement are for convenience of reference only and shall not constitute a part hereof.

14. Miscellaneous: Choice of Law. This Termination Agreement may be executed in
    ----------------------------
several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Termination Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein and therein. This Termination Agreement cannot be modified, altered or amended except by a writing signed by all the parties. No waiver by either party of any provision or condition of this Termination Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any provision or condition at the same or any prior or subsequent time. This Termination Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict or law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

15. Facsimile Signatures Valid. Execution of this Termination Agreement with
    --------------------------
signatures transmitted via facsimile shall be considered valid.

                                  *  *  *  *

If this Termination Agreement conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Termination Agreement where indicated and returning it to the Company no later than April 27, 1999.



Sincerely,

Building One Services Corporation

By: _____________________________
    Name:
    Title:

THIS TERMINATION AGREEMENT IS A LEGAL DOCUMENT. YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS TERMINATION AGREEMENT.

BY SIGNING THIS TERMINATION AGREEMENT YOU ACKNOWLEDGE THAT YOU ARE COMPETENT, THAT YOU ARE COMPETENT, THAT YOU HAVE BEEN PROVIDED WITH THE OPPORTUNITY TO REVIEW AND CONSIDER THIS TERMINATION AGREEMENT WITH AN ATTORNEY OF YOUR CHOICE AND YOU HAVE USED SUCH REVIEW PERIOD TO THE EXTENT YOU DESIRED, THAT YOU HAVE READ AND UNDERSTAND AND VOLUNTARILY ACCEPT THIS TERMINATION AGREEMENT AS FULLY AND FINALLY RESOLVING, WAIVING AND RELEASING ANY AND ALL CLAIMS WHICH YOU MAY HAVE AGAINST THE COMPANY AND RELEASEES (AS DEFINED HEREIN), THAT NO PROMISES OR INDUCEMENTS HAVE BEEN MADE TO YOU EXCEPT AS SET FORTH IN THIS TERMINATION AGREEMENT, AND THAT YOU HAVE SIGNED THIS TERMINATION AGREEMENT FREELY AND VOLUNTARILY, INTENDING TO BE LEGALLY BOUND BY ITS TERMS. THE FOREGOING IS A SUMMARY DESCRIPTION OF THE GENERAL IMPORT OF THIS INSTRUMENT AND DOES NOT ALTER OR AMEND THE DETAILED PROVISIONS CONTAINED IN THE BODY HEREOF.

ACCEPTED AND AGREED:




_______________________________                         Date: _________________
David Ledecky